UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 5, 2015

INCEPTION MINING INC.

(Exact name of registrant as specified in its charter)

(Former Name of Registrant)

Nevada	000-55219	35-2302128
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

5320 South 900 East, Suite 260

Mu rray, Utah 84107

(Address of principal executive offices) (zip code)

801-428-9703

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement

On August 5, 2015 (the “Effective Date”), Inception Mining Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Agreement”) with Clavo Rico Ltd., a Turks and Caicos company (“Clavo Rico”) and CR Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of the Company (“Merger Subsidiary”). Pursuant to the terms of the Agreement, at the Closing, the Merger Subsidiary will merge with and into Clavo Rico, the separate corporate existence of Merger Subsidiary will cease, and Clavo Rico will continue as the surviving corporation and as a wholly-owned subsidiary of the Company (the “Merger”). As consideration for the Merger, the shareholders of Clavo Rico at the time of the Closing will receive a total of 240,225,901 shares of the Company in the aggregate, to be issued on a pro rata basis. The Company intends to close this Agreement as soon as practicable, once certain conditions are met.

Clavo Rico is engaged in processing a significant historical tailings body along with several open pit ore bodies in Honduras, Central America. It has two subsidiaries and holds four other mining concessions. Its workings include several historical underground operations dating back to the early Mayan and Spanish occupation.

Item 2.01 Termination of A Material Definitive Agreement

The Company and Clavo Rico had previously entered into a Stock Exchange Agreement on February 3, 2015. The parties have agreed to terminate the Stock Exchange Agreement as of August 5, 2015 and have elected to supercede that agreement by proceeding with the Plan of Merger as outlined in Item 1.01 above.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K. Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description of Exhibit

10.1	Agreement and Plan of Merger among Inception Mining Inc., Clavo Rico Ltd. and CR Acquisition Corporation dated August 5, 2015

10.2	Termination Agreement of Stock Exchange Agreement dated August 5, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INCEPTION MINING INC.

Date: August 6, 2015	By:	/s/ Michael Ahlin
Michael Ahlin
Chief Executive Officer